Exhibit 1.1

NRG ENERGY, INC.

$1,200,000,000

7.625% Senior Notes Due 2018

Purchase Agreement

January 11, 2011

J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

Ladies and Gentlemen:

NRG Energy, Inc., a corporation organized under the laws of Delaware (the “Company”), proposes to issue and sell to J.P. Morgan Securities LLC (the “Initial Purchaser”), $1,200,000,000 principal amount of its 7.625% Senior Notes due 2018 (the “Notes”).  The Company’s obligations under the Notes and the Indenture (as defined below) will be, jointly and severally, unconditionally guaranteed (the “Guarantees”), on a senior basis, by each of the subsidiaries of the Company listed on the signature pages hereto (collectively, the “Guarantors”).  The Notes and the Guarantees are herein referred to as the “Securities”.  The Securities will have the benefit of a registration rights agreement (the “Registration Rights Agreement”) to be dated as of the Closing Date (as defined below), between the Company, the Guarantors and the Initial Purchaser, pursuant to which the Company will agree to register the Securities under the Act subject to the terms and conditions therein specified.  The Securities are to be issued under a supplemental indenture, to be dated the Closing Date, to a base indenture, dated as of February 2, 2006,  in each case between the Company and Law Debenture Trust Company, as trustee (the “Trustee”); such supplemental indenture, together with such base indenture, is referred to herein as the “Indenture.”  The use of the neuter in this Agreement shall include the feminine and masculine wherever appropriate.  Certain terms used herein are defined in Section 15 hereof.

The sale of the Securities to the Initial Purchaser will be made without registration of the Securities under the Act in reliance upon exemptions from the registration requirements of the Act.

In connection with the sale of the Securities, the Company has prepared a preliminary offering memorandum, dated January 11, 2011 (as amended or supplemented at the date thereof, including any and all exhibits thereto and any information incorporated by reference therein, the “Preliminary Memorandum”), and will prepare a final offering memorandum (as may be subsequently amended or supplemented, including any and all exhibits thereto and any information incorporated by reference therein, the “Final Memorandum”).  Each of the Preliminary Memorandum and the Final Memorandum sets forth certain information concerning the Company and the Securities.  The Company hereby confirms that it has authorized the use of the Disclosure Package, the Preliminary Memorandum and the Final Memorandum, and any amendment or supplement thereto, in connection with the offer and sale of the Securities by the Initial Purchaser. Unless stated to the contrary, any references herein to the terms “amend”, “amendment” or “supplement” with respect to the Disclosure Package, the Preliminary Memorandum and the Final Memorandum shall be deemed to refer to and include any information filed under the Exchange Act subsequent to the Execution Time that is incorporated by reference therein.

1.     Representations and Warranties.  The Company represents and warrants to and agrees with the Initial Purchaser that:

(a)   The Preliminary Memorandum, at the date thereof, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of its date and on the Closing Date, the Final Memorandum did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty as to the information contained in or omitted from the Preliminary Memorandum or the Final Memorandum, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Company by the Initial Purchaser specifically for inclusion therein, it being understood and agreed that the only such information furnished by or on behalf of the Initial Purchaser consists of the information described as such in Section 7(b) hereof.

(b)   The Disclosure Package, as of the Execution Time, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by the Initial Purchaser specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of the Initial Purchaser consists of the information described as such in Section 7(b) hereof.

(c)   None of the Company, its Affiliates, or any person acting on its or their behalf has, directly or indirectly, made offers or sales of any security, or solicited offers to buy, any security under circumstances that would require the registration of the Securities under the Act.

(d)   None of the Company, its Affiliates, or any person acting on its or their behalf has: (i) engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities or (ii) engaged in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities; and each of the Company, its Affiliates and each person acting on its or their behalf has complied with the offering restrictions requirement of Regulation S.

(e)   The Securities satisfy the eligibility requirements of Rule 144A(d)(3) under the Act.

(f)    Assuming the accuracy of the representations and warranties of the Initial Purchaser in Section 4 of this Agreement, no registration under the Act of the Securities, and no qualification of the Indenture under the Trust Indenture Act, is required for the offer and sale of the Securities to or by the Initial Purchaser in the manner contemplated herein, in the Disclosure Package and the Final Memorandum.

(g)   The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the state of Delaware, has the corporate power and authority to own its property and to conduct its business as described in the Disclosure Package and the Final Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except (i) to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the business or result of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”) and (ii) for jurisdictions not recognizing the legal concepts of good standing or qualification.

(h)   Each domestic subsidiary of the Company has been duly organized, is validly existing in good standing under the laws of the jurisdiction of its organization, has the power and authority to own its property and to conduct its business as described in the Disclosure Package and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except (i) to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole and (ii) for jurisdictions not recognizing the legal concepts of good standing or qualification.  Except as set forth in the Disclosure Package and the

Final Memorandum, all of the issued shares of capital stock, or equity interests, as applicable of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and (except (i) for directors’ qualifying shares or foreign national qualifying capital stock, and (ii) as pledged to secure indebtedness of the Company and/or its subsidiaries pursuant to credit facilities, indentures and other instruments evidencing indebtedness as set forth in the Exchange Act Reports of the Company, the Disclosure Package and the Final Memorandum and existing on the date hereof) are owned directly by the Company, free and clear of all liens, encumbrances, equities or claims.

(i)    This Agreement has been duly authorized, executed and delivered by the Company.

(j)    The Indenture has duly authorized, executed and, on the Closing Date will be, duly delivered by, and will be a valid and binding agreement of, the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

(k)   The Securities have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchaser in accordance with the terms of this Agreement will be valid and binding obligations of the Company and each Guarantor, as applicable, in each case enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability, and will be entitled to the benefits of the Indenture.

(l)    The Registration Rights Agreement has been duly authorized and, when executed and delivered by the Company, the Guarantors and the Initial Purchaser, will be a valid and binding obligation of the Company and each Guarantor, in each case enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.  The Company’s new series of 7.625% senior notes due 2018 to be issued in exchange for the Securities pursuant to the Registration Rights Agreement have been duly authorized.

(m)  The execution and delivery by the Company and the Guarantors of, and the performance by the Company and the Guarantors of their respective obligations under, this Agreement, the Indenture, the Registration Rights Agreement and the Securities will not contravene (i) any provision of the certificate of limited partnership, agreement of limited partnership, certificate of formation, limited liability company agreement, certificate or articles of incorporation, or bylaws of the Company or any Guarantor, (ii) or any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole, (iii) or any applicable law or judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary except that, in the case of clauses (ii) and (iii), for any contravention that would not have a Material Adverse Effect on the Company.  No consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company and the Guarantors of their respective obligations under this Agreement, the Indenture, or the Securities, except (x) for such consent, approvals, authorizations, orders or qualifications that have been obtained or where failure to do so would not have a Material Adverse Effect on the Company and (y) for the registration of the Securities under the Act pursuant to the Registration Rights Agreement, the qualification of the Indenture under the Trust Indenture Act and such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities.

(n)   The financial statements and the related notes thereto included or incorporated by reference in each of the Disclosure Package and the Final Memorandum present fairly in all material respects the financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby; and the other financial information included or incorporated by reference in each of the Disclosure Package and the Final Memorandum has been derived from the accounting records of the Company and its subsidiaries and presents fairly in all material respects the information shown thereby.

(o)   KPMG LLP, who have certified certain financial statements of the Company and its subsidiaries are independent public accountants with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Act.

(p)   The Company and its subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  The Company and its subsidiaries maintain internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Except as disclosed in each of the Disclosure Package and the Final Memorandum, there are no material weaknesses or significant deficiencies in the Company’s internal controls.

(q)   None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(r)    There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Disclosure Package.

(s)    There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject other than proceedings that are disclosed or described in all material respects in the Disclosure Package or the Final Memorandum and proceedings that are not expected to have a Material Adverse Effect, and there are no statutes, regulations, contracts or other documents that are required to be described in the Disclosure Package or the Final Memorandum that are not described in all material respects or filed, or incorporated by reference as required.

(t)    The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Final Memorandum will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(u)   The Company and any subsidiary of the Company that is, or after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Disclosure Package and the Final Memorandum, will be, subject to regulation under the Public Utility Holding

Company Act of 2005 (“PUHCA”) as a “holding company,” as such term is defined in PUHCA, is exempt in accordance with 18 CFR § 366.3 from the accounting, record-retention and reporting requirements of PUHCA.

(v)   Except as set forth in the Disclosure Package or the Final Memorandum, each subsidiary of the Company that is subject to regulation as a “public utility” as such term is defined in the Federal Power Act (“FPA”) and that makes sales of energy or capacity that are not pursuant to a state regulatory authority’s implementation of PURPA (as defined below) has an order from the Federal Energy Regulatory Commission, such order not subject to any pending challenge, investigation, complaint, or other proceeding (other than generic proceedings generally applicable in the industry) (i) authorizing such subsidiary to engage in wholesale sales of electricity and, to the extent permitted under its market-based rate tariff, other transactions, at market-based rates and (ii) granting such waivers and blanket authorizations as are customarily granted to entities with market-based rate authority, including blanket authorizations to issue securities and to assume liabilities pursuant to Section 204 of the FPA.

(w)  With respect to any subsidiary that owns a “Qualifying Facility” (“QF”), as defined under the Public Utility Regulatory Policies Act and the current rules and regulations promulgated thereunder (“PURPA”), such facility is a QF under PURPA.

(x)   Except as disclosed in the Disclosure Package or the Final Memorandum, and except for such matters as would not, individually or in the aggregate, result in a Material Adverse Effect, the Company and its subsidiaries (1) are conducting and have conducted their businesses, operations and facilities in compliance with Environmental Laws (as defined below); (2) have duly obtained, possess, maintain in full force and effect, and have fulfilled and performed all of their obligations under any and all permits, licenses or registrations required under Environmental Law (“Environmental Permits”); (3) have not received any notice from a governmental authority or any other third party alleging any violation of Environmental Law or liability thereunder; (4) are not subject to any pending or, to the best knowledge of the Company or any of its subsidiaries, threatened claim in writing or other legal proceeding under any Environmental Laws against the Company or any of its subsidiaries; and (5) do not have knowledge of any applicable Environmental Laws, or any unsatisfied conditions in an Environmental Permit, that, individually or in the aggregate, can reasonably be expected to require any material capital expenditures for either the installation of new pollution control equipment, or a switch in a project’s fuel or any other material modification of current operations in order to maintain the Company’s or the subsidiaries’ compliance with Environmental Law.  As used in this paragraph,  “Environmental Laws” means any and all applicable foreign, federal, state and local laws and regulations, or any enforceable administrative or judicial interpretation thereof, relating to pollution or the protection of human health or the environment, including, without limitation, those relating to (i) emissions, discharges or releases of Hazardous Substances into ambient air, surface water, groundwater or land, (ii) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, release, transport or handling of, or exposure to, Hazardous Substances, (iii) the protection of wildlife or endangered or threatened species, or (iv) the investigation, remediation or cleanup of any Hazardous Substances.  As used in this paragraph, “Hazardous Substances” means pollutants, contaminants, hazardous substances, materials or wastes, petroleum, petroleum products and their breakdown constituents, or any other chemical substance regulated under Environmental Laws.

2.     Agreements to Sell and Purchase.  The Company hereby agrees to sell to the Initial Purchaser, and the Initial Purchaser, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees to purchase from the Company, at a purchase price of 99.575% of the principal amount thereof, $1,200,000,000 principal amount of Securities.

3.     Payment and Delivery.  Payment for the Initial Purchaser’s Securities shall be made by wire transfer in immediately available funds, or other funds immediately available in New York City at 10:00 a.m., New York time, on January 26, 2011, or at such other time on the same or such other date, not later than the fifth business day thereafter, as may be designated by you in writing.  The time and date of such payment are hereinafter referred to as the “Closing Date.”  Payment for the Securities shall be made against delivery to you on the Closing Date of the Securities made through the facilities of The Depository Trust Company and any other relevant clearing system, unless the Initial Purchaser shall otherwise instruct.

4.     Offering by the Initial Purchaser. (a)  The Initial Purchaser acknowledges that the Securities have not been and will not be registered under the Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act.

(i)            The Initial Purchaser represents and warrants to and agrees with the Company that: it has not offered or sold, and will not offer or sell, any Securities within the United States or to, or for the account or benefit of, U.S. persons (x) as part of their distribution at any time or (y) otherwise until 40 days after the later of the commencement of the offering and the date of the closing of the offering except:

(A)                               to those it reasonably believes to be “qualified institutional buyers” (as defined in Rule 144A under the Act) or

(B)                               in accordance with Rule 903 of Regulation S;

(ii)           neither it nor any person acting on its behalf has made or will make offers or sales of the Securities in the United States by means of any form of general solicitation or general advertising (within the meaning of Regulation D) in the United States;

(iii)          in connection with each sale pursuant to Section 4(b)(i)(A), it has taken or will take reasonable steps to ensure that the purchaser of such Securities is aware that such sale may be made in reliance on Rule 144A;

(iv)          neither it, nor any of its Affiliates nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities;

(v)           it is an “accredited investor” (as defined in Rule 501(a) of Regulation D);

(vi)          it has complied and will comply with the offering restrictions requirement of Regulation S;

(vii)         at or prior to the confirmation of sale of Securities (other than a sale of Securities pursuant to Section 4(b)(i)(A) of this Agreement), it shall have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the distribution compliance period (within the meaning of Regulation S) a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the date of closing of the offering, except in either case in accordance with Regulation S or Rule 144A under the Act. Additional restrictions on the offer and sale of the Securities are described in the offering memorandum for the Securities. Terms used in this paragraph have the meanings given to them by Regulation S.”

(viii)        it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Securities, in circumstances in which Section 21(1) of the FSMA does not apply to the Company;

(ix)          it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom; and

in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), it has not made and will not make an offer to the public of any Securities which are the subject of the offering contemplated by this Agreement in that Relevant Member State, except that it may make an offer to the public in that Relevant Member State of any Securities at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(A)                               to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(B)                               to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior written consent of the Purchaser nominated by the Issuer for any such offer; or

(C)                                in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of Securities shall result in a requirement for the publication by the Company or the Initial Purchaser of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase any Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

5.     Conditions to the Initial Purchaser’s Obligations.  The obligations of the Initial Purchaser are subject to the following conditions:

(a)   Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

(i)    there shall not have occurred any downgrading, nor shall the Company have received any notice from any “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2) under the Act of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the Company or any of the securities of the Company or any of its subsidiaries or in the rating outlook for the Company; and

(ii)   there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Disclosure Package that, in the judgment of the Initial Purchaser, is material and adverse and that makes it, in the judgment of the Initial Purchaser, impracticable or inadvisable to proceed with the offer, sale and delivery of the securities, or market the Securities on the terms and in the manner contemplated in the this agreement and the Disclosure Package.

(b)   The Initial Purchaser shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the

Company, to the effect set forth in Section 5(a)(i) above and to the effect that the representations and warranties of the Company contained in this Agreement that are not qualified by materiality are true and correct in all material respects, and that the representations and warranties of the Company contained in this Agreement that are qualified by materiality are true and correct, in each case, as of the Closing Date, and that the Company has complied in all material respects with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(c)   The Initial Purchaser shall have received on the Closing Date an opinion and a negative assurance letter of Kirkland & Ellis LLP, outside counsel for the Company, dated the Closing Date, to the effect set forth on Schedule II.  Additionally, Michael Bramnick, General Counsel of the Company, and other local counsel of the Company shall provide opinions, dated the Closing Date, as the Initial Purchaser shall reasonably request.

(d)   The Initial Purchaser shall have received on the Closing Date an opinion and a negative assurance letter of Latham & Watkins LLP, counsel for the Initial Purchaser, dated the Closing Date, in form and substance satisfactory to the Initial Purchaser.

(e)   The Initial Purchaser shall have received, on each of the date hereof and the Closing Date, a letter dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Initial Purchaser, from KPMG LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to Initial Purchasers with respect to the financial statements and certain financial information contained in the Disclosure Package and the Final Memorandum; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than the date hereof.

6.     Covenants of the Company.  The Company covenants with the Initial Purchaser as follows:

(a)   To furnish to the Initial Purchaser and to counsel for the Initial Purchaser, without charge, during the period referred to in Section 6(f) below, as many copies of the materials contained in the Disclosure Package and the Final Memorandum and any amendments and supplements thereto as they may reasonably request.

(b)   To prepare a final term sheet, containing solely a description of the final terms of the Securities and the offering thereof, in the form approved by you and attached as Schedule I hereto

(c)   Before amending or supplementing the Disclosure Package or the Final Memorandum, to furnish to the Initial Purchaser a copy of each such proposed amendment or supplement and not to file, use or distribute any such proposed amendment or supplement to which the Initial Purchaser reasonably objects.

(d)   To furnish to the Initial Purchaser a copy of each proposed Issuer Written Information to be prepared by or on behalf of, used by, or referred to by the Company and not to use or refer to any proposed any Issuer Written Information to which the Initial Purchaser reasonably objects.

(e)   If the Disclosure Package is being used to solicit offers to buy the Securities at a time when the Final Memorandum is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which the Disclosure Package would include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which, in the reasonable opinion of counsel for the Initial Purchaser or counsel for the Company, it is necessary to amend or supplement the Disclosure Package to comply with applicable law, the Company will promptly (i) notify the Initial Purchaser of any such event; (ii) subject to the requirements of Section 6(c), prepare an amendment or supplement that will correct such statement or omission or effect such compliance; and (iii) supply any supplemented or amended Disclosure Package to the Initial Purchaser and counsel for the Initial Purchaser without charge in such quantities as they may reasonably request.

(f)    If at any time prior to the completion of the sale of the Securities by the Initial Purchaser (as determined by the Initial Purchaser), any event shall occur or condition exist as a result of which the Final Memorandum, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made or the circumstances then prevailing, not misleading, or if it should be necessary to amend or supplement the Final Memorandum to comply with applicable law, the Company will promptly (i) notify the Initial Purchaser of any such event; (ii) subject to the requirements of Section 6(c), prepare an amendment or supplement that will correct such statement or omission or effect such compliance; and (iii) supply any supplemented or amended Final Memorandum to the Initial Purchaser and counsel for the Initial Purchaser without charge in such quantities as they may reasonably request.

(g)   To use its reasonable best efforts to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request; provided, however, that nothing contained herein shall require the Company to qualify to do business in any jurisdiction, to execute a general consent to service of process in any state or to subject itself to taxation in any jurisdiction in which it is otherwise not so subject.

(h)   The Company will not, and will not permit any of its Affiliates to, resell any Securities that have been acquired by any of them prior to the earlier of (i) the one year anniversary of the Closing Date or (ii) the consummation of the exchange offer or effective date of any shelf registration statement pursuant to the Registration Rights Agreement.

(i)    None of the Company, its Affiliates, or any person acting on its or their behalf will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Securities under the Act.

(j)    None of the Company, its Affiliates, or any person acting on its or their behalf  will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities; and each of them will comply with the offering restrictions requirement of Regulation S.

(k)   None of the Company, its Affiliates, or any person acting on its or their behalf will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities in the United States.

(l)    For so long as any of the Securities are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Act, the Company, during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act or it is not exempt from such reporting requirements pursuant to and in compliance with Rule 12g3-2(b) under the Exchange Act, will provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Act.  This covenant is intended to be for the benefit of the holders, and the prospective purchasers designated by such holders, from time to time of such restricted securities.

(m)  Each of the Securities will bear, to the extent applicable, the legend contained in “Transfer Restrictions” in the Preliminary Memorandum and the Final Memorandum for the time period and upon the other terms stated therein.

(n)   Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid the costs and expenses relating to the following matters: (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the registration and delivery of the Securities under the Act and all other fees or expenses in connection with the preparation of any preliminary memorandum, the Disclosure Package, the Final Memorandum, any Issuer Written Information prepared by or on behalf of, used by, or referred to by the Company and amendments and supplements to any of the foregoing, all printing costs associated therewith, and the mailing and delivering of copies thereof to the Initial Purchaser and dealers, in the quantities hereinabove specified, (ii) all costs and expenses related to the transfer and delivery of the Securities to the Initial Purchaser, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 6(e) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchaser in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, which shall be $15,000 in the aggregate for this offering, (iv) any fees charged by the rating agencies for the rating of the Securities, (v) the cost of the preparation, issuance and delivery of the Securities, (vi) the costs and charges of any trustee, transfer agent, registrar or depositary, (vii) the document production charges and expenses associated with printing this Agreement and (viii) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section; provided however that any costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing or the offering of the Securities, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the Initial Purchaser and officers of the Company and any such consultants, and the cost of any aircraft chartered in connection with the road show, shall be paid or caused to be paid by the Initial Purchaser.  It is understood, however, that except as provided in this Section, Section 7 entitled “Indemnity and Contribution,” and Section 9 below, the Initial Purchaser will pay all of its costs and expenses, including fees and disbursements of its counsel, transfer taxes payable on resale of any of the Securities by it and any advertising expenses connected with any offers it may make.

(o)   During the period beginning on the date hereof and continuing to and including the Closing Date, not to offer, sell, contract to sell or otherwise dispose of any debt securities of the Company or warrants to purchase or otherwise acquire debt securities of the Company substantially similar to the Securities (other than (i) the Securities, (ii) commercial paper issued in the ordinary course of business or (iii) securities or warrants permitted with the prior written consent of the Initial Purchaser, provided that nothing in this paragraph (l) shall be construed as a limitation on the Company’s ability to consummate, or prevent the Company from consummating the transactions as described in the Disclosure Package and the Final Memorandum under the heading “The Transactions.”

7.     Indemnity and Contribution.  (a) The Company agrees to indemnify and hold harmless the Initial Purchaser, each person, if any, who controls the Initial Purchaser within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act and each affiliate of the Initial Purchaser from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in any preliminary memorandum, the Disclosure Package, any Issuer Written Information that the Company has used or referred to in connection with the Act or the Final Memorandum or any amendment or supplement thereto (if the Company furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, (i) with respect to any preliminary memorandum, the Disclosure Package, any Issuer Written Information that the Company has used or referred to in connection with the Act or the Final Memorandum or any amendment or supplement thereto (if the Company furnished any amendments or supplements thereto), not misleading in light of the circumstances under which they were made, except in each case insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to the Initial Purchaser furnished to the Company in writing by the Initial Purchaser expressly for use therein.

(b)   The Initial Purchaser agrees to indemnify and hold harmless the Company, its directors, its principal executive officer or officers, its principal financial officer, its controller or principal accounting officer, and each person if any, who controls the Company within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to the Initial Purchaser, but only with reference to information relating to the Initial Purchaser furnished to the Company in writing by the Initial Purchaser expressly for use in the any preliminary prospectus, the Disclosure Package, any Issuer Written Information that the Company has used or referred to in connection with the Act or the Final Memorandum or any amendment or supplement thereto.  The Company acknowledges that the statement set forth on the cover of the Final Memorandum that “The initial purchaser expects to deliver book-entry interests in the notes to purchasers on or about January 26, 2011 through the facilities of The Depository Trust Company (“DTC”),” and the statements in the Preliminary Memorandum and the Final Memorandum in the second and eleventh paragraphs under the caption “Plan of Distribution” and in the fourth and fifth sentence of the ninth paragraph under the caption “Plan of Distribution” related to the terms of the offering, short sales, stabilization and syndicate covering transactions constitute the only information furnished in writing by or on behalf of the Initial Purchaser for inclusion in the Preliminary Memorandum or the Final Memorandum or in any amendment or supplement thereto.

(c)   In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 7(a) or 7(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel chosen by the indemnifying party and reasonably satisfactory to the indemnified party to represent the indemnified party and any others entitled to indemnification pursuant to this section 7 the indemnifying party may designate in such proceeding and shall pay the reasonably incurred fees and expenses of such counsel related to such proceeding as incurred.  In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the reasonably incurred fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood and agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonably incurred fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such reasonably incurred fees and expenses shall be reimbursed as they are incurred.  Such firm shall be designated in writing by the Initial Purchaser in the case of parties indemnified pursuant to Section 7(a), and by the Company, in the case of parties indemnified pursuant to Section 7(b).  The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d)   To the extent the indemnification provided for in Section 7(a) or Section 7(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Securities or (ii) if the allocation provided by clause 7(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 7(d)(i) above but also the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative benefits received by the Company on the one hand and the Initial Purchaser on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Company from the sale of Securities and the total underwriting discounts and commissions received by the Initial Purchaser in connection therewith, bear to the aggregate offering price of the Securities.  The relative fault of the Company on the one hand and the Initial Purchaser on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchaser and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)   The Company and the Initial Purchaser agree that it would not be just or equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 7(d).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 7(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 7, the Initial Purchaser shall not be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that the Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f)    The indemnity and contribution provisions contained in this Section 7 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Initial Purchaser, any person controlling the Initial Purchaser or any affiliate of the Initial Purchaser or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Securities.

8.     Termination.  The Initial Purchaser may terminate this Agreement by notice given by the Initial Purchaser to the Company, if  after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange or the Nasdaq National Market, (ii) trading of any securities of the Company shall have been suspended on the New York Stock Exchange, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in the Initial Purchaser’s judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated in the Disclosure Package or the Final Memorandum.

9.     Effectiveness; Defaulting Initial Purchaser.  This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.  If this Agreement shall be terminated by the Initial Purchaser because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement the Company will reimburse the Initial Purchaser for all out of pocket expenses (including the reasonable fees and disbursements of their counsel) reasonably incurred by the Initial Purchaser in connection with this Agreement or the offering contemplated hereunder.

10.   Waiver of Tax Confidentiality.  Notwithstanding anything herein to the contrary, purchasers of the Securities (and each employee, representative or other agent of a purchaser) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any transaction contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to the purchasers of the Securities relating to such U.S. tax treatment and U.S tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

11.   Entire Agreement.  (a) This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Securities, represents the entire agreement between the Company and the Initial Purchaser with respect to the preparation of any preliminary memorandum, the Disclosure Package, the Final Memorandum, the conduct of the offering, and the purchase and sale of the Securities.

(b)   The Company acknowledges that in connection with the offering of the Securities: (i) the Initial Purchaser has acted at arms length, is not an agent of, and owes no fiduciary duties to, the Company or any other person, (ii) the Initial Purchaser owes the Company only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any, and (iii) the Initial Purchaser may have interests that differ from those of the Company.  The Company waives to the full extent permitted by applicable law any claims it may have against the Initial Purchaser arising from an alleged breach of fiduciary duty in connection with the offering of the Securities.

12.   Counterparts.  This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

13.   Applicable Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

14.   Headings.  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

15.   Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated

“Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Affiliate” shall have the meaning specified in Rule 501(b) of Regulation D.

“Commission” shall mean the Securities and Exchange Commission.

“Disclosure Package” shall mean (i) the Preliminary Memorandum, as amended or supplemented at the Execution Time, (ii) the final term sheet prepared pursuant to Section 6(b) hereto and in the form attached as Schedule I hereto and (iii) any Issuer Written Information.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Issuer Written Information” shall mean any writings in addition to the Preliminary Memorandum that the parties expressly agree in writing to treat as part of the Disclosure Package.

“Regulation D” shall mean Regulation D under the Act.

“Regulation S” shall mean Regulation S under the Act.

“Regulation S-X” shall mean Regulation S-X under the Act.

“Trust Indenture Act” shall mean the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission promulgated thereunder.

16.   Notices.  All communications hereunder shall be in writing and effective only upon receipt and if to the Initial Purchaser shall be delivered, mailed or sent to J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Mark H. Radin, with a copy to Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, Attention: Kirk A. Davenport II, Esq.; and if to the Company shall be delivered, mailed or sent to 211 Carnegie Center, Princeton, New Jersey 08540, Attention: General Counsel, with a copy to Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois 60654, Attention: Gerald T. Nowak, Esq.

[Signatures follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Company and the Initial Purchaser.

Very truly yours,

NRG ENERGY, INC.

By:	/s/ Christopher Sotos
	Name:	Christopher Sotos
	Title:	Vice President and Treasurer

GUARANTORS:

ARTHUR KILL POWER LLC
ASTORIA GAS TURBINE POWER LLC
BERRIANS I GAS TURBINE POWER LLC
BIG CAJUN II UNIT 4 LLC
CABRILLO POWER I LLC
CABRILLO POWER II LLC
CARBON MANAGEMENT SOLUTIONS LLC
CLEAN EDGE ENERGY LLC
CONEMAUGH POWER LLC
CONNECTICUT JET POWER LLC
COTTONWOOD DEVELOPMENT LLC
COTTONWOOD GENERATING PARTNERS I LLC
COTTONWOOD GENERATING PARTNERS II LLC
COTTONWOOD GENERATING PARTNERS III LLC
COTTONWOOD ENERGY COMPANY LP
COTTONWOOD TECHNOLOGY PARTNERS LP
DEVON POWER LLC

DUNKIRK POWER LLC
EASTERN SIERRA ENERGY COMPANY
EL SEGUNDO POWER, LLC
EL SEGUNDO POWER II LLC
GREEN MOUNTAIN ENERGY COMPANY
HUNTLEY IGCC LLC
HUNTLEY POWER LLC
INDIAN RIVER IGCC LLC
INDIAN RIVER OPERATIONS INC.
INDIAN RIVER POWER LLC
JAMES RIVER POWER LLC
KEYSTONE POWER LLC
LANGFORD WIND POWER, LLC
LOUISIANA GENERATING LLC
MIDDLETOWN POWER LLC
MONTVILLE IGCC LLC
MONTVILLE POWER LLC
NEO CORPORATION
NEO FREEHOLD-GEN LLC
NEO POWER SERVICES INC.
NEW GENCO GP, LLC
NORWALK POWER LLC
NRG AFFILIATE SERVICES INC.
NRG ARTESIAN ENERGY LLC
NRG ARTHUR KILL OPERATIONS INC.
NRG ASTORIA GAS TURBINE OPERATIONS INC.
NRG BAYOU COVE LLC
NRG CABRILLO POWER OPERATIONS INC.
NRG CALIFORNIA PEAKER OPERATIONS LLC
NRG CEDAR BAYOU DEVELOPMENT COMPANY, LLC
NRG CONNECTICUT AFFILIATE SERVICES INC.
NRG DEVON OPERATIONS INC.
NRG DUNKIRK OPERATIONS INC.

NRG EL SEGUNDO OPERATIONS INC.
NRG GENERATION HOLDINGS, INC.
NRG HUNTLEY OPERATIONS INC.
NRG INTERNATIONAL LLC
NRG MIDATLANTIC AFFILIATE SERVICES INC.
NRG MIDDLETOWN OPERATIONS INC.
NRG MONTVILLE OPERATIONS INC.
NRG NEW JERSEY ENERGY SALES LLC
NRG NEW ROADS HOLDINGS LLC
NRG NORTH CENTRAL OPERATIONS INC.
NRG NORTHEAST AFFILIATE SERVICES INC.
NRG NORWALK HARBOR OPERATIONS INC.
NRG OPERATING SERVICES, INC.
NRG OSWEGO HARBOR POWER OPERATIONS INC.
NRG POWER MARKETING LLC
NRG RETAIL LLC
NRG SAGUARO OPERATIONS INC.
NRG SOUTH CENTRAL AFFILIATE SERVICES INC.
NRG SOUTH CENTRAL GENERATING LLC
NRG SOUTH CENTRAL OPERATIONS INC.
NRG TEXAS C&I SUPPLY LLC
NRG TEXAS HOLDING INC.
NRG TEXAS LLC
NRG TEXAS POWER LLC
NRG WEST COAST LLC
NRG WESTERN AFFILIATE SERVICES INC.
OSWEGO HARBOR POWER LLC
PENNYWISE POWER LLC
RE RETAIL RECEIVABLES, LLC
RELIANT ENERGY POWER SUPPLY, LLC

RELIANT ENERGY RETAIL HOLDINGS, LLC
RELIANT ENERGY RETAIL SERVICES, LLC
RELIANT ENERGY TEXAS RETAIL, LLC
RERH HOLDINGS, LLC
SAGUARO POWER LLC
SOMERSET OPERATIONS INC.
SOMERSET POWER LLC
TEXAS GENCO FINANCING CORP.
TEXAS GENCO GP, LLC
TEXAS GENCO HOLDINGS, INC.
TEXAS GENCO OPERATING SERVICES, LLC
VIENNA OPERATIONS INC.
VIENNA POWER LLC
WCP (GENERATION) HOLDINGS LLC
WEST COAST POWER LLC

By:	/s/ Christopher Sotos
	Name:	Christopher Sotos
	Title:	Treasurer

Elbow Creek Wind Project LLC

By:	/s/ Christopher Sotos
	Name:	Christopher Sotos
	Title:	Controller

GCP Funding Company, LLC

By:	/s/ Christopher Sotos
	Name:	Christopher Sotos
	Title:	Management Board Member

NRG Construction LLC

By:	/s/ Rachel Smith
	Name:	Rachel Smith
	Title:	Treasurer

NRG Energy Services LLC

By:	/s/ Michael R. Carroll
	Name:	Michael R. Carroll
	Title:	Treasurer

NRG South Texas LP
By Texas Genco GP, LLC, its General Partner

By:	/s/ Christopher Sotos
	Name:	Christopher Sotos
	Title:	Treasurer

Texas Genco LP, LLC

By:	/s/ Christopher Sotos
	Name:	Christopher Sotos
	Title:	Management Committee Member

Texas Genco Services, LP
By New Genco GP, LLC, its General Partner

By:	/s/ Christopher Sotos
	Name:	Christopher Sotos
	Title:	Treasurer

Accepted as of the date hereof

J.P. MORGAN SECURITIES LLC

By:	/s/ Mark Radin
	Name:	Mark Radin
	Title:	Executive Director

SCHEDULE I

PRICING TERM SHEET

Dated January 11, 2011

NRG Energy, Inc.
$1,200,000,000 7.625% Senior Notes due 2018

The information in this term sheet supplements the Company’s preliminary offering memorandum, dated January 11, 2011 (the “Preliminary Offering Memorandum”).  This term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum.

Term Sheet

Issuer:	NRG Energy, Inc.

Title of securities:	7.625% Senior Notes due 2018

Face Amount:	$1,200,000,000

Maturity:	January 15, 2018

Price:	100%

Gross Proceeds:	$1,200,000,000

Coupon:	7.625%

Yield:	7.625%

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2011

Record Dates:	January 1 and July 1

Make-Whole Redemption:	At any time prior to maturity at a make-whole premium based on treasuries +50 bps

Change of Control:	101%

Ranking:	Senior unsecured obligations

Settlement date:	January 26, 2011 (T+10)

We expect that delivery of the notes will be made against payment therefor on or about the tenth business day following the date of confirmation of orders with respect to the notes (this settlement cycle being referred to as “T+10”). Under Rule 15c6-1 of the Commission under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before the notes are delivered will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes before their delivery should consult their own advisor.

Reference Treasury:	UST3.5% due February 15, 2018

Spread to Treasury:	+495 bps

Denominations:	The notes will be issued in denominations of $2,000 and integral multiples of $1,000.

Distribution:	144A / Regulation S with registration rights

Ratings:	B1/BB-

Sole Book-Running Manager:	J.P. Morgan Securities LLC

CUSIP:	144A:	629377BL5
	Reg S:	U66962AF5

ISIN:	144A:	US629377BL54
	Reg S:	USU66962AF52

The notes and guarantees have not been registered under the Securities Act of 1933, as amended (the “Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act.  Accordingly, the notes and guarantees are being offered and sold only (a) to “qualified institutional buyers” (as defined in

Rule 144A under the Act) and (b) outside the United States to non-U.S. persons in compliance with Regulation S under the Act.  For details about eligible offers, deemed representations and agreements by investors and transfer restrictions, see “Notice to Investors” in the Preliminary Offering Memorandum.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

SCHEDULE II

Form of Kirkland & Ellis LLP Opinion and Negative Assurance Letter